Green Growth CPAs

To the Board of Directors and Stockholders of Idaho Copper Corporation

We consent to the inclusion in the Form S-1 Registration Statement of Idaho Copper Corporation. of our report dated May 15, 2024, relating to our audit of the consolidated balance sheet of Idaho Copper Corporation. as of January 31, 2024, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, and the related notes.

We also consent to the reference to us on the cover page and under the caption "Experts" in the Registration Statement.

GreenGrowthCPAs

July 8, 2024

We have served as the Company's auditor since 2024
Los Angeles, California
PCAOB ID Number 6580